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                                                                   EXHIBIT 3.2.1

                              AMENDMENTS TO BYLAWS

1. Section 2.4 of the Bylaws is hereby amended by deleting the entirety thereof and substituting the following in lieu thereof:

                  2.4 SPECIAL MEETINGS. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

2. Section 2.14 of the Bylaws is hereby amended by deleting the entirety thereof and substituting the following in lieu thereof:

                  2.14 PROPOSALS. At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a special meeting, business must be (a) stated in the notice of the meeting or (b) presented at the meeting by or at the direction of the chairman of the meeting. To be properly brought before an annual meting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) presented at the meeting by or at the direction of the chairman of the meeting, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than ninety days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to


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                  the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II,
                  Section 2.14, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

3. Section 4.2 of the Bylaws is hereby amended by deleting the entirety thereof and substituting the following in lieu thereof:

                  4.2 CLASSIFICATION AND TERM. The Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of the directors in office as of the date this Section 4.2 becomes effective shall be as follows: the term of directors of the first class (designated as Class I directors) shall expire at the first annual meeting of stockholders after the effective date of this Section 4.2; the term of office of the directors of the second class (designated as Class II directors) shall expire at the second annual meeting of stockholders after the effective date of this Section 4.2; and the term of office of the third class (the Class III directors) shall expire at the third annual meeting of stockholders after the effective date of this
                  Section 4.2; and, as to directors of each class, when their respective successors are elected and qualified.


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